EXHIBIT 10.76

HIBERNIA CORPORATION

CEO BONUS PLAN *

Total Bonus Potential

The target cash bonus (“target”) for which the CEO shall be eligible shall be an amount equal to 75% of his salary.

70% of the target is based on quantitative measures and 30% is based on qualitative measures as outlined in this plan.

The maximum cash bonus that may be paid to the CEO pursuant to this performance bonus plan shall be $1 million.

Quantitative Portion (70%)

For 2004, 70% of the target shall be tied by formula to the achievement of Earnings Per Share (EPS) as set forth in the Company’s profit plan for 2004, excluding:

1.	unusual and non-recurring merger charges, and

2.	unusual and non-recurring charges or credits that individually exceed $ 1 million (pre-tax)

provided the Company maintains soundness satisfactory to the Committee, as determined by two measures:

(a)	Reserve coverage of nonperforming loans, and

(b)	Leverage ratio

The Committee shall make its determination regarding soundness through a comparison of the Company’s coverage and leverage ratios relative to its peer group in the four calendar quarters ended:

•	December 31, 2003

•	March 31, 2004

•	June 30, 2004

•	September 30, 2004

Based upon its assessment of soundness, the Committee may reduce, but it may not increase, the quantitative portion of the CEO’s bonus opportunity.

The increase in EPS will be measured by comparing basic EPS at year-end 2003 to the 2004 plan basic EPS. [The CEO will be eligible for 40% of the target for the quantitative portion of the bonus in the event of a 7.2% increase in EPS up to a maximum of 120% of the target for the quantitative portion of the bonus in the event of a 15% increase with varying incremental increases in between.]

A minimum increase of 7.2% must be achieved in order for the CEO to receive any award under this portion of the bonus plan.

Qualitative Portion (30%)

The remaining 30% of the target shall be determined at the discretion of the Committee based upon subjective factors such as the CEO’s impact on the Corporation’s franchise value as well as other qualitative factors. The other qualitative factors include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. Financial and accounting controls as well as expense management are also considered. Stock price for the year will be reviewed as a factor in this determination.

Under the subjective criteria, the Committee at its discretion may award more or less than the 30% target if the resulting total cash bonus award is within the maximum bonus limit of $1 million.

[*The dates contained in this plan relate to the CEO bonus for 2004. Dates and specific EPS percentage increases (including the minimum increase for an award) will be adjusted going forward as appropriate. Specific targets have been redacted and the description contained above in brackets has been included.]

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